CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 (No. 333-68639) of our report dated December 9, 1998 relating to the financial statements of Allaire Corporation, which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the period from inception (May 5, 1995) through December 31, 1995, the two years ended December 31, 1997 and the nine months ended September 30, 1998 listed under Item 16(b) of this Registration Statement when such schedules are read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included these schedules. We also consent to the reference to us under the heading "Experts" in such Prospectus.


PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
January 19, 1999